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                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
American Science and Engineering, Inc.:


We have reviewed the accompanying condensed consolidated balance sheet of American Science and Engineering, Inc. (a Massachusetts corporation) and subsidiary as of September 29, 1995, and the related condensed consolidated statements of operations for the three months and six months then ended and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.



                                    /s/Arthur Andersen LLP



Boston, Massachusetts
November 1, 1995





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